Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ATHERSYS, INC.

Athersys, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of lncorporation of the Corporation is hereby amended by deleting the provisions of “Section 1. Authorization of Shares” thereof and inserting the following in lieu thereof:

“The total number of shares that the Corporation shall have authority to issue is 610,000,000 shares, consisting of 600,000,000 shares of common stock, having a par value of $.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, having a par value of $.001 per share (“Preferred Stock”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 216 of the General Corporation Law of the State of Delaware.

[signature to follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by William Lehmann, Jr., its Interim Chief Executive Officer, President and Chief Operating Officer, on this 15th day of June, 2021.

ATHERSYS, INC.

By:	/s/ William Lehmann, Jr.
	Name:	William Lehmann, Jr.
	Title:	Interim Chief Executive Officer, President and Chief Operating Officer